Execution Version
EXHIBIT 10.1

Dated 04 March 2024
On the one side: WD-40 HOLDING COMPANY BRASIL LTDA. On the other side: M12 PARTICIPAÇÕES EMPRESARIAIS S.A. As intervening-party: THERON MARKETING LTDA.
QUOTA PURCHASE AGREEMENT

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Table of Contents

1	Definitions and Interpretation	1
2	Sale and Purchase of Quotas	2
3	Closing and Closing Actions	8
4	Representations and Warranties of the Seller	10
5	Representations and Warranties of the Buyer	23
6	Indemnity	24
7	Supervening Assets	29
8	Penalties for Default of Payment Obligations	29
9	Confidentiality and Announcements	30
10	Term	32
11	Governing Law and Dispute Resolution	32
12	Miscellaneous	33

Quota Purchase Agreement
This quota purchase agreement (“Agreement”) is entered into by and between the following parties (jointly “Parties” and individually “Party”):
(1)    WD-40 HOLDING COMPANY BRASIL LTDA., a limited liability company organized and existing under the Laws of Brazil, with headquarters in the city of São Paulo, State of São Paulo, at Avenida Brigadeiro Luis Antonio, No. 300, 10th floor, Building 104 - part Besta Vista, Zip Code 01318-903, enrolled with CNPJ/MF under No. 53.424.157/0001-00, herein represented pursuant to its corporate documents (“Buyer”);
(2)    M12 PARTICIPAÇÕES EMPRESARIAIS S.A., a company organized and existing under the Laws of Brazil, with headquarters in the city of Curitiba, State of Paraná, at Rua Professor Algacyr Munhoz Mader, No. 2,800, Sala A, Cidade Industrial, Zip Code 81310-020, enrolled with CNPJ/MF under No. 39.838.596/0001-39, herein represented pursuant to its corporate documents (“Seller”);
As intervening-party:
(3)    THERON MARKETING LTDA., a company organized and existing under the Laws of Brazil, with headquarters in the city of São José dos Pinhais, State of Paraná, at Avenida Rui Barbosa, No. 6,226, Sala C, Afonso Pena, Zip Code 83045-350, enrolled with CNPJ/MF under No. 02.260.769/0001-74, herein represented pursuant to its corporate documents (“Company”).
Whereas:
(A)    The Seller is the registered owner of all the issued and outstanding quotas in the corporate capital of the Company (“Quotas”).
(B)    The Buyer is willing to purchase, and the Seller is willing to sell the Quotas on and subject to the terms and conditions contained in this Agreement (“Transaction”).
Now, therefore, the Parties and the Company resolve to enter into this Agreement pursuant to the following terms and conditions:
1    Definitions and Interpretation
1.1    Definitions
Capitalized words, both in the singular and plural form, as the case may be, shall have the meaning set out in Exhibit 1.1.
1.2    Rules of Interpretation
1.2.1    Unless defined otherwise, any reference in this Agreement to:
(i)    any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under this Agreement;
(ii)    “this Agreement” shall be construed as referring to this Agreement, together with the Exhibits, in its entirety and not to any particular Section, Exhibits or portion of it;
(iii)    Sections or Exhibits are to Sections of, or Exhibits to, this Agreement;

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(iv)    any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms of such agreement, document or instrument and, unless otherwise specified in such agreement, document or instrument, includes all exhibits attached to such agreement, document or instrument; and
(v)    a provision of Law is a reference to that provision as amended or re-enacted.
1.2.2    Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set out an exhaustive list.
1.2.3    Section and Exhibit headings are for ease of reference only.
1.2.4    References to any period of time shall be deemed to be references to the number of calendar days, except for any provision to the contrary, provided that all terms or periods of time provided for in this Agreement shall be counted excluding the date of the event that causes such term or period of time to begin and including the last day of the relevant term or period of time, as provided for in Article 132 of the Brazilian Civil Code. All terms set out in this Agreement ending on Saturdays, Sundays, or holidays shall be automatically extended to the next succeeding Business Day.
1.2.5    If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.
1.2.6    Except as otherwise expressly provided in this Agreement:
(i)    all currency amounts referred to in this Agreement are stated in Brazilian Reais; and
(ii)    any payment contemplated by this Agreement shall be made in cash by wire transfer of immediately available funds to an account specified by the payee.
1.2.7    This Agreement is the result of negotiations among, and has been reviewed by counsel to the Parties, and is the work product of all such Persons. Accordingly, no term of this Agreement shall be construed against any Party because of any such Person’s involvement in the preparation of this Agreement.
2    Sale and Purchase of Quotas
2.1    Sale and Purchase
2.1.1    At the Closing, upon the terms and subject to the conditions set forth herein, the Seller shall sell and transfer to the Buyer and the Buyer shall purchase and acquire from the Seller, all Quotas, free and clear of any Encumbrance, together with all rights and obligations attached or accruing to them.

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2.2    Purchase Price
2.2.1    In consideration for the acquisition of the Quotas, and subject to the Purchase Price Adjustment and the Accounts Receivable Adjustment, the Buyer shall pay to the Seller thirty-three million, nine hundred and eighteen thousand, five hundred and sixty-eight Brazilian Reais (R$ 33,918,568.00) (“Purchase Price”), which solely for reference purposes corresponds to six million, eight hundred and fifty-two thousand, five hundred and thirteen United States Dollars (USD 6,852,513.00).
2.2.2    The Purchase Price was agreed by the Parties taking into consideration that the Company will be the owner, at the Closing, of intangibles equivalent to eighteen million and five hundred thousand Brazilian Reais (R$ 18,500,000) (“Purchased Intangibles”) and Purchased Net Asset equivalent to fifteen million, four hundred and eighteen thousand, five hundred and sixty-eight Brazilian Reais (R$ 15, 418, 568.00), calculated pursuant to the Brazilian GAAP with reference to the Base Date (“Estimated Purchased Net Asset”).
2.3    Payment
2.3.1    At the Closing, the Buyer shall pay to Seller the Purchase Price less the Escrow Amount (as defined below which Buyer shall deposit into the Escrow Account (as defined below).
2.3.2    Upon receipt of the payment of the Purchase Price to Seller’s bank account and Escrow Account, under the terms of the Agreement, the Buyer shall automatically receive full, general, irrevocable and irreversible release from the Seller, and no claims shall be asserted by the Seller against the Buyer at any time, as regards the payment of the Purchase Price and the Escrow Amount
2.4    Escrow Amount
2.4.1    The Buyer and the Seller have agreed that a portion of the Purchase Price corresponding to one million Brazilian Reais (R$ 1,000,000.00) (“Escrow Amount”), which solely for reference purposes corresponds to two hundred and two thousand and thirty-two United States Dollars (USD 202,032,00) on the date prior to the signing, to be held for a period of up to twenty-four (24) months after the Closing Date, which shall serve as a guarantee for the full and timely payment of the amounts of any indemnifiable Losses under Section 6.1.1.
2.4.2    On the Closing Date, the Escrow Amount shall be deposited by the Buyer into an escrow account opened in the name of Seller with the Escrow Agent (“Escrow Account”), subject to the terms of this Agreement and the escrow agreement entered into by and between the Escrow Agent, the Seller and the Buyer on or prior to the Closing Date (“Escrow Agreement”). The costs for opening and maintaining the Escrow Account shall be borne by the Buyer.
2.4.3    Subject to the terms of the Escrow Agreement, the Escrow Amount to be deposited in the Escrow Account shall only be used by the Escrow Agent to (i) make payments in favor of the Buyer for Payable Losses owned by the Seller to the Buyer; and/or (ii) make payment in favor of the Seller pursuant the provisions of Section 2.4.6.
2.4.4    The Escrow Amount deposited in the Escrow Account shall be invested according to the Escrow Agreement. Any interest, dividends and other earnings from such

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investments shall be part of the Escrow Amount and shall be accrued to the Escrow Amount.
2.4.5    Notwithstanding anything to the contrary in this Agreement, if any Buyer’s Indemnified Party is entitled to an indemnification pursuant to Section 6.1.1, without prejudice to any other right or remedy it or they may have, the Buyer shall deduct the amount of such indemnification from the Escrow Amount.
2.4.6    All amount held in the Escrow Account plus any gains and interests on investments related to such amount, deducted by any applicable Tax; less the amount of the Losses arising out of ongoing Direct Claim or a Third-Party Claim which Notice has been delivered (“Buyer’s Ongoing Claims”), pursuant to Section 6.5.3 (“Retained Amount”), shall be released to the Seller on the second (2nd) anniversary of the Closing Date. For clarification purposes, (a) within thirty (30) days before the end of the second (2nd) anniversary of the Closing Date, the Parties shall negotiate in good faith the amount to be retained of any Buyer’s Ongoing Claims, if there is any amount under dispute, however the amount to be retained shall never surpass the largest of the amounts under dispute (e.g. if plaintiff has claimed R$ 1,000.00 for indemnification and the defendant has argued that the correct amount is R$ 500.00, the Retained Amount to be negotiated between the Parties under this Section shall not surpass R$ 1,000.00); and (b) if there is any Direct Claim or Third-Party Claim (i) that is, at such date, illiquid and, by its nature, the subject matter cannot give rise to a liquid Claim or (ii) without any amount under dispute, no amount shall be retained under this Section. In relation to item (i), if the Direct Claim or Third-Party Claim may give rise to a liquid Claim, the Parties shall negotiate in good faith if any amount should be retained and, if so, the respective amount to be retained following as provided for in item (a) of this Section.
2.4.7    The Retained Amount shall be retained in the Escrow Account after the second (2nd) anniversary of the Closing Date until Final Decisions in relation to all Buyer’s Ongoing Claims are reached.
2.4.8    After each Final Decision is reached, (i) any payments due from the Escrow Account to the Seller shall be released to bank accounts indicated by the Seller; and (ii) any payments due from the Escrow Account to the Buyer shall be released to the bank account to be indicated by Buyer.
2.4.9    Any releases from the Escrow Account shall only be made by the Escrow Agent upon prior joint written authorization from the Buyer and the Seller, which shall not be unreasonably withheld by either Parties, without proper grounds and reasoning for doing so.
2.5    Purchase Price Adjustment
2.5.1    Adjustment to the Purchase Price
Within ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a statement that sets forth the Closing Purchased Net Asset, in accordance with Exhibit 1.1(A) (“Closing Statement”).
2.5.2    The Seller shall have a period of thirty (30) days to review the Closing Statement. During such 30-day period, Buyer shall provide reasonable access to all accounts and information necessary for Seller to complete such review. The Seller shall notify the Buyer within such period whether or not the Seller agrees with the

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Closing Statement. If the Seller does not notify the Buyer within thirty (30) days of delivery of the Closing Statement then the Seller shall be deemed to have agreed to the Closing Statement with no reservations.
2.5.3    If the Seller agrees with the Buyer’s calculation of the Closing Purchased Net Asset, the Purchase Price shall be adjusted as follows:
(i)    if the Closing Purchased Net Asset is greater than the number resulting from the Estimated Purchased Net Asset, the Buyer shall pay to the Seller an amount equal to such excess; and
(ii)    if the Closing Purchased Net Asset is lower than the Estimated Purchased Net Asset, the Seller shall pay to the Buyer an amount equal to such shortfall.
The amount resulting from the calculations set forth in this Section 2.5.3, the “Purchase Price Adjustment”. The Purchase Price Adjustment shall be presented in Brazilian Reais and, for reference purposes only, shall be converted into USD based on the Brazilian Central Bank exchange rate (PTAX) calculated based on the average of the PTAX buy rate and sell rate published by the Brazilian Central Bank one business day immediately prior to the date of the Closing Statement.
2.5.4    If the Seller disagrees with the Buyer’s calculation of the Closing Purchased Net Asset, the Seller shall notify the Buyer in writing within thirty (30) days after they have received the Closing Statement. Such notice shall specify in detail the nature of the objections and include specific proposals for adjustment of each disputed item in the draft calculations.
(i)    If the Seller notifies the Buyer of any objections to the draft calculations of the Closing Purchased Net Asset, the Buyer and the Seller shall attempt to resolve their disagreement within twenty (20) Business Days. If they fail to do so, the Seller shall request the Independent Auditor to resolve the matter. In this case, the Independent Auditor shall be engaged within up to thirty (30) Business Days as from the end of the term set out above for the Parties to try to resolve their disagreement.
(ii)    Each Party shall use its commercially reasonable efforts to provide the Independent Auditor with the work papers and other documents and information concerning the disputed items as the Independent Auditor may reasonably request. The Independent Auditor shall have access to the Company’ books and records and shall have access to interview relevant managers and employees of the Seller, the Buyer and the Company during working hours with at least forty-eight (48) hours prior notice.
(iii)    The Independent Auditor shall apply the rules set out in Exhibit 1.1(A). The Independent Auditor shall review the objections made and proposed amendments, if any, and shall decide on the disputed items and determine the Closing Purchased Net Asset. The Closing Purchased Net Asset determined by the Independent Auditor shall be final and binding upon the Parties, except in case of manifest error or if the dispute concerns a legal issue. The Independent Auditor shall deliver its decision to the Parties no later than thirty (30) Business Days after having been appointed. Without

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limitation to Section 12.2 of this Agreement, the Parties elect the Independent Auditor and the provisions of Section 2.5 as the sole arbitrator and dispute mechanic of the Purchase Price Adjustment, except as expressly provided in this Section.
(iv)    The Party (i.e., either the Buyer or the Seller – acting jointly) that does not prevail in the dispute shall bear and pay all of the fees, costs and expenses of the Independent Auditor. For purposes of determining which Party has prevailed, the prevailing Party shall be the Party that provided the closest amount of the unresolved items to the amount provided by the Independent Auditor in relation thereto. The Parties shall bear their respective expenses incurred in relation to this matter, including the fees and costs of their own accountants and advisors engaged to assist them.
2.5.5    Payment of the Purchase Price Adjustment
(i)    If the Seller agrees with the Buyer calculation of the Closing Statement, the Purchase Price Adjustment shall be paid within ten (10) Business Days as of the date on which the Purchase Price Adjustment is agreed by the Parties; and/or
(ii)    If the Seller disagrees with the Buyer’s calculation of the Closing Statement, the Purchase Price Adjustment shall be paid within ten (10) Business Days as of the date on which the Purchase Price Adjustment is determined in accordance with Section 2.5.4 above, provided that if the Purchase Price Adjustment is owed by (a) the Buyer to the Seller, such payment shall be made to the Seller to the bank accounts into which the Purchase Price was paid and (b) the Seller to the Buyer, (x) the Buyer will deduct the amount owed by the Seller to the Buyer from the Escrow Amount, subject to the provisions of Section 2.4 and provided that the Escrow Account has sufficient balance; or (y) the Seller shall pay the Buyer pursuant to Section 1.2.6(ii).
2.5.6    Release
Upon receipt of the payment of the Purchase Price Adjustment into its bank account as set forth herein, such Party shall be deemed to have given to other Party an automatic, full, general, irrevocable and irreversible release, in whatever context, whether in court or out of court, in relation to the payment of the Purchase Price Adjustment.
2.6    Accounts Receivable Adjustment
2.6.1    Adjustment to the Accounts Receivable
On the ninety fifth (95) day after the Closing Date, the Buyer shall prepare and deliver to the Seller (i) a statement that sets forth the Net Accounts Receivable on the ninety (90) day after the Closing Date ("90th Day Net Accounts Receivable”), using the same calculation method applied to the calculation of the Net Accounts Receivable of the Closing Date as set forth in Exhibit 1.1(A); and (ii) the supporting documentation (“Accounts Receivable Statement”).
2.6.2    The Seller shall have a period of thirty (30) days to review the Accounts Receivable Statement. During such 30-day period, Buyer shall provide reasonable access to all

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accounts and information necessary for Seller to complete such review. The Seller shall notify the Buyer within such period whether or not the Seller agrees with the Accounts Receivable Statement. If the Seller does not notify the Buyer within thirty (30) days of delivery of the Accounts Receivable Statement then the Seller shall be deemed to have agreed to the Accounts Receivable Statement with no reservations.
2.6.3    If the Seller agrees with the Buyer’s calculation of the Accounts Receivable Adjustment, the Closing Net Accounts Receivable, as adjusted by the Purchase Price Adjustment ("Closing Net Accounts Receivable”), shall be adjusted as follows:
(i)    if the 90th Day Net Accounts Receivable is greater than the number resulting from the Closing Net Accounts Receivable, the Buyer shall pay to the Seller an amount equal to such excess; and
(ii)    if the 90th Day Net Accounts Receivable is lower than the Closing Net Accounts Receivable, the Seller shall pay to the Buyer an amount equal to such shortfall.
The amount resulting from the calculations set forth in this Section 2.6.3, the “Accounts Receivable Adjustment”. The Accounts Receivable Adjustment shall be presented in Brazilian Reais and, for reference purposes only, shall be converted into USD based on the Brazilian Central Bank exchange rate (PTAX) calculated based on the average of the PTAX buy rate and sell rate published by the Brazilian Central Bank one business day immediately prior to the date of the Accounts Receivable Statement.
2.6.4    If the Seller disagrees with the Buyer’s calculation of the 90th Day Net Accounts Receivable, Seller’s shall notify the Buyer in writing within thirty (30) days after they have received the Accounts Receivable Statement. Such notice shall specify in detail the nature of the objections and include specific proposals for adjustment. If the Seller notifies the Buyer of any objections to the draft calculations of the 90th Day Net Accounts Receivable, the Buyer and the Seller shall attempt to resolve their disagreement within twenty (20) Business Days. If they fail to do so, the Parties shall follow the same procedure and deadlines set forth in Section 2.5.4 in order to resolve the dispute over the Accounts Receivable Adjustment. In addition, the Independent Auditor engaged in resolving the dispute over the Closing Purchased Net Asset could be engaged to resolve the dispute over the Accounts Receivable Adjustment.
2.6.5    Notwithstanding the above, if the Parties have not agreed upon the Closing Net Accounts Receivable amount on the date the Accounts Receivable Statement is delivered to the Seller as a result of the Purchase Price Adjustment discussions provided for in Section 2.5 above, the deadlines provided for in this Section 2.6 shall be counted as of the date Closing Net Accounts Receivable amount is determined in accordance with Section 2.5.
2.6.6    Payment of the Accounts Receivable Adjustment
(i)    If the Seller agrees with the Buyer calculation of the Accounts Receivable Statement, the Accounts Receivable Adjustment shall be paid within ten

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(10) Business Days as of the date on which the Accounts Receivable Adjustment is agreed by the Parties; and/or
(ii)    If the Seller disagrees with the Buyer’s calculation of the Accounts Receivable Statement, the Accounts Receivable Adjustment shall be paid within ten (10) Business Days as of the date on which the Accounts Receivable Adjustment is determined in accordance with Section 2.6.4, provided that if the Accounts Receivable Adjustment is owed by (a) the Buyer to the Seller, such payment shall be made to the Seller to the bank accounts into which the Purchase Price was paid and (b) the Seller to the Buyer, (x) the Buyer will deduct the amount owed by the Seller to the Buyer from the Escrow Amount, subject to the provisions of Section 2.4 and provided that the Escrow Account has sufficient balance; or (y) the Seller shall pay the Buyer pursuant to Section 1.2.6(ii).
2.6.7    Release
Upon receipt of the payment of the Accounts Receivable Adjustment into its bank account as set forth herein, such Party shall be deemed to have given to other Party an automatic, full, general, irrevocable and irreversible release, in whatever context, whether in court or out of court, in relation to the payment of the Accounts Receivable Adjustment.
2.7    Transactional Taxes and Costs
Each Party shall be solely responsible for the timely payment of any costs and/or applicable Taxes that are charged to such Party, including Taxes on revenues, income, gain and similar Taxes arising out of or in connection with the transactions contemplated hereby (collectively, “Transactional Taxes”) and such Party shall:
(i)    file all necessary Tax Returns and other documentation with respect to the Transactional Taxes for which it is responsible; and
(ii)    indemnify, defend and hold the other Party harmless with respect to any Losses incurred in connection with the Transactional Taxes or the related Tax obligations, returns and other requirements for which such Party is responsible.
3    Closing and Closing Actions
3.1    Closing
3.1.1    The consummation of the transactions contemplated in this Agreement (“Closing”) occurs on this date (“Closing Date”).
3.1.2    The Closing shall take place remotely, or at another location previously agreed by the Parties.
3.2    Closing Actions
On the Closing Date, subject to the terms and conditions herein, the Parties shall perform and/or shall cause their Affiliates to perform the following actions:
(i)    the Buyer transfers, and the Seller receives, the Purchase Price in accordance with Section 2.3.1;

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(ii)    the Parties executes the amendment to the articles of association of the Company, transferring the Quotas from the Seller to the Buyer, accepting the resignation of the current officers of the Company appointed by Seller, approving the election of the new officers of the Company and approving the new wording of the Company’s articles of association (“Amendment to the AoA”);
(iii)    the Parties execute the Escrow Agreement;
(iv)    the Company, VDBN, Seller and Ferragens Negrão execute the transition services agreement (“Transition Services Agreement”);
(v)    the Company and Ferragens Negrão execute the supply agreement ("Supply Agreement”);
(vi)    the Seller delivers to the Buyer a copy of a quotaholder’s resolution of the Company, duly registered with the applicable commercial registry approving the management accounts, financial statements and the allocation of the results of the five (5) fiscal years prior to the Closing Date;
(vii)    the Seller delivers to the Buyer evidence of the transfer of the domain name <wd40.com.br> to the Company;
(viii)    the Seller delivers to the Buyer evidence of the revocation of the powers of attorney listed in Exhibit 4.10, except for the powers of attorney listed in items 2, 3 and 7;
(ix)    the Seller delivers to the Buyer the power of attorney granted by the Company to the individuals indicated by the Buyer;
(x)    the Seller delivers to the Buyer the insurance policy related to Seller’s indemnification obligation;
(xi)    the Seller delivers to the Buyer the Seller’s corporate approval approving the Transaction;
(xii)    the Seller delivers to the Buyer evidence of the dismissal and all severance payment foreseen by Law to the Company’s officer, Mr. Carlos Pascoal Bordoni; and
(xiii)    the Sellers delivers to the Buyer the Company’s bank extracts of one or more bank accounts in the name of the Company, indicating an aggregate balance not less than one million Brazilian Reais (R$ 1,000,000.00).
3.3    Actions after Closing
3.3.1    After Closing, the Parties shall take all appropriate action and execute any documents or instruments of any kind that may be reasonably necessary to give effect to the transactions contemplated in this Agreement and in the other Transaction Documents. The Seller undertakes to sign all corporate documents and forms in connection with filing of the Amendment to the AoA as soon as reasonably possible in order for the Buyer to provide the respective filing of the Amendment to the AoA with the relevant commercial registry, within thirty (30) days from the Closing Date.
3.3.2    The Parties agree that the insurance policy premium set forth in Section 3.2(x) was paid by Seller on March 1, 2024 and shall be reimbursed by Buyer to the Seller after five (5) years as of March 1, 2024 (i.e. March 1, 2029), adjusted by the CDI

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Index between March 1, 2024 and the date of payment, provided that the ICMS Contingency does not materialize until March 1, 2029.
3.4    Simultaneous Actions
All actions listed in Section 3.2 shall be deemed simultaneous, provided that no action and/or obligation shall be deemed to have been effectively carried out until all the other actions and/or obligations have been completed, except if the Parties agree otherwise or if otherwise provided in this Agreement.
4    Representations and Warranties of the Seller
The Seller represents and warrants to the Buyer that the following statements are true, accurate and complete on the date of this Agreement, and shall continue to be true, accurate and complete until and including the Closing Date (“Seller’s Warranties”).
4.1    Representations and Warranties Regarding Seller
4.1.1    Organization, Qualification and Corporate Power
The Seller is validly existing and duly incorporated under the Laws of Brazil and is in good standing with all relevant Governmental Authorities located in each jurisdiction in which it has offices, branches, or conducts business, in compliance with all relevant applicable Laws.
4.1.2    Capacity, Legitimacy and Authorization
The Seller has full power, capacity and authority, and has taken all required corporate and other action necessary to execute and deliver this Agreement and the Transaction Documents, and to fulfill its obligations hereunder to consummate all transactions contemplated by this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement, the Transaction Documents and of all other documents required to be executed and delivered by the Seller, have been duly authorized by Seller and its corporate bodies.
4.1.3    Enforceability
This Agreement, and each of the Transaction Documents to which the Seller is a party, has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the other Parties hereto) constitutes a legal, valid and binding obligation, enforceable against the Seller in accordance with its terms.
4.1.4    No Conflicts and/or Consents
(i)    The execution, delivery and performance by the Seller of this Agreement and any Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and thereof shall not:
(a)    conflict with, violate or result in breach of any provision of any organization document (e.g., articles of association) of the Seller;
(b)    conflict with or violate any Law or Governmental Order applicable to the Seller;

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(c)    conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any material instrument, commitment or agreement entered into by the Seller or the Company; nor
(d)    result in the creation of any Encumbrance or limitation in the capacity of the Seller to dispose of its properties and assets.
(ii)    No Third-Party’s Consent is required to be obtained or made by or with respect to the Seller in connection with the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.
4.1.5    Ownership of Quotas
The Seller is the lawful owner of the Quotas and the Quotas are free and clear from any and all Encumbrances.
4.1.6    No Brokerage Fees
Neither the Buyer nor the Company shall have directly or indirectly any responsibility, liability or expense, as a result of undertakings or agreements of the Seller for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with the Transaction or the Transaction Documents.
4.2    Representations and Warranties regarding the Company
4.2.1    Organization, Qualification and Corporate Power
The Company is validly existing, duly incorporated under the Laws of Brazil, and is in good standing with all relevant Governmental Authorities located in each jurisdiction in which it has offices, branches, or conducts business, in compliance with all relevant applicable Laws, and has all requisite corporate power and authority to possess, own and operate, as owner, lessee or at any other title, the relevant assets and properties currently possessed or owned, as well as carry on the businesses of the Company as now conducted.
4.2.2    Capacity, Legitimacy and Authorization
The Company has full power, capacity and authority, and has taken all required corporate and other actions necessary to execute and deliver this Agreement and the Transaction Documents, and to fulfil its obligations hereunder, and to consummate all transactions contemplated by this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement, the Transaction Documents and of all other documents required to be executed and delivered by the Company, have been duly authorized by the Company and its corporate bodies.
4.2.3    Enforceability
This Agreement, and each of the Transaction Documents to which the Company is a party, has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by other parties hereto) constitutes a

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legal, valid and binding obligation, enforceable against the Company in accordance with its terms.
4.2.4    No Conflicts and/or Consents
(i)    The execution, delivery and performance by the Company of this Agreement and the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby and compliance by the Company with the terms hereof and thereof shall not:
(a)    conflict with, violate or result in breach of any provision of any organization document (e.g., articles of association) of the Company;
(b)    conflict with or violate any Law or Governmental Order applicable to the Company;
(c)    conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any Material Contract entered into by the Company; nor
(d)    result in the creation of any Encumbrance or limitation in the capacity of the Company to dispose of its properties and assets.
(ii)    No Third-Party’s Consent is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby and thereby.
4.2.5    Subsidiaries
The Company does not hold any interests in any Person.
4.2.6    Branches
The Company has a branch located in the City of Garuva, State of Santa Catarina, located at Rodovia Contorno Sul de Garuva Sidney Pensky, No. 8661, Room A, Palmital, Zip Code 89.248-000 which, since its opening, has never been operational.
4.2.7    Share Capital
The share capital of the Company is fifteen million, four hundred thousand Brazilian Reais (R$ 15,400,000.00), divided into one million, five hundred and forty thousand (1,540,000) quotas, registered and with par value of ten Brazilian Reais (R$ 10.00) each, fully subscribed and paid, and free and clear of any Encumbrances, held by the Seller.
4.2.8    Securities and Other Rights/Agreements
(i)    All of the issued Quotas of the Company are duly authorized, validly issued and fully paid and were not issued in violation of any pre-emptive or other rights. The Quotas represent 100% (one hundred percent) of the total share capital (and total voting share capital) of the Company.

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(ii)    There are no securities, stock option agreements, contractual obligations or outstanding obligations which may result in the issue of new quotas by the Company nor options, warrants, calls, rights, contracts or commitments of any kind to which any of Seller or the Company is a party or by which any of them are bound:
(a)    obligating Seller or the Company to issue, deliver or sell, pledge, grant a security interest on or encumber any equity interests of the Company; or
(b)    obligating Seller or the Company to grant, extend or enter into any such option, warrant, call, right, contracts or commitment.
(iii)    Upon Closing, the Buyer shall have full legal and beneficial title to the Quotas free and clear of any Encumbrances.
4.2.9    Dividends
There is no dividend, interest on net equity (juros sobre o capital próprio) or any other remuneration due to Seller or any other Person which has been declared by the Company or is pending payment.
4.2.10    Financial Statements
(i)    Exhibit 4.2.10(i) contains a materially true, accurate and complete copy of the financial statements as of December 31, 2023 and the balance sheet of January 31, 2024 (the “Financial Statements”). The Financial Statements have been prepared in accordance with Brazilian GAAP applied on a consistent basis throughout the periods indicated and with each other.
(ii)    The Financial Statements fairly present in all material respects the state of affairs, financial condition, assets and liabilities as well as operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the Ordinary Course of Business and (ii) obligations under contracts and commitments incurred in the Ordinary Course of Business and not required under Brazilian GAAP to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is no guarantor or indemnitor of any indebtedness of any other person or entity.
4.2.11    Books and Records
The Company has and is in possession of all its relevant accounting books and records required by Law, all of which, in all material respects, are in good condition and in accordance with Brazilian GAAP and applicable Law.
4.2.12    Absence of Undisclosed Liabilities
To the best of Seller’s knowledge, there are no Liabilities of the Company other than:

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(i)    the Liabilities incurred as provided in connection with this Agreement or the other Transaction Documents; or
(ii)    material Liabilities reflected or reserved against in the Financial Statements or disclosed in the notes thereto.
4.3    Inventory
In all material aspects, all inventories related to the Company’s Businesses are duly recorded in the Company’s accounting books and records according to Brazilian GAAP, to the applicable Laws and the past accounting practices of the Company, consistently applied, and are in good quality condition and fit for use or sale during the Ordinary Course of Business, taking into consideration the wear and tear arising from normal use.
4.4    Accounts Receivable
All of the Company’s accounts receivables for sales and not collected are duly reflected in its Financial Statements pursuant to Brazilian GAAP and to applicable Laws, and are appropriately documented in order to permit regular collection.
4.5    Conduct of Business
Since July 10, 2023:
(i)    the Company has conducted its operations in the Ordinary Course of Business, pursuant to its past practices and in material compliance of the applicable Laws, and is not and has not been in material breach of any such Laws;
(ii)    there has been no relevant change to accounting practices, record-keeping policies, or to the terms and conditions according to which the Company operates its businesses and renders its services or delivers its products to customers, clients and/or Affiliates, other than as provided or permitted by the applicable Laws;
(iii)    except to the Exhibit 4.5(iii), the Company has not assumed any obligation or liability or made any payments greater than in excess of one hundred thousand Brazilian Reais (R$ 100,000.00); and
(iv)    there has been no Material Adverse Effect.
4.6    Assets and Business
4.6.1    The Financial Statements lists all of the relevant assets owned or possessed by the Company used for the conduct of Company’s Business.
4.6.2    The assets owned or possessed by the Company are all material assets used in the performance of the Company’s Business.
4.7    Material Contracts
4.7.1    Exhibit 4.7.1 lists all the Material Contracts of the Company.
4.7.2    Any and all of the Material Contracts shall be valid and in force on the Closing in the substantially the same terms that exist as of the date hereof.
4.7.3    The Company is not a party to any Material Contract in force under which, as a direct result of the entry into and performance of the Transaction Documents:

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(i)    any other party shall be entitled to be relieved of any obligation or become entitled to exercise any right (including any termination or pre-emption right or other option); or
(ii)    the Company shall be materially in default; or
(iii)    the Company is committed for capital expenditures or the acquisition of fixed assets.
4.8    Sales Representative Agreements
4.8.1    Exhibit 4.8 lists all the sales representative agreements of the Company.
4.8.2    Any and all of the sales representative agreements shall be valid and in force on the Closing in substantially the same terms that exist as of the date hereof.
4.8.3    The terms and conditions, including the commission payment terms, of the sales representative agreements comply with the applicable Law.
4.8.4    The Company is not a party to any sales representative agreement in force under which, as a direct result of the entry into and performance of the Transaction Documents, any sales representative shall be entitled to be relieved of any obligation or become entitled to exercise any right (including any termination).
4.8.5    The Company has not received any summon of Claim or been notified of a potential Claim against the Company by a sales representative.
4.9    Governmental Subsidies
The Company is not subject to any arrangements for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.
4.10    Powers of Attorney
All material powers of attorney in effect granted by the Company which contain powers to operate bank accounts, dispose of assets, hire employees and/or assume obligations of any kind on behalf of the Company or to represent the Company in court, out of court or towards Governmental Authorities are listed in Exhibit 4.10.
4.11    Defaults
The Company has not received written notice in the twenty-four (24) months prior to the date of this Agreement stating that it is in default under any Material Contract to which it is a party.
4.12    Related Party
Neither the Seller nor any of its Affiliates have entered into any contract with the Company which is not set out in Exhibit 4.12. All of such contracts were entered into in the Ordinary Course of Business and, to the best of Seller’s knowledge, upon fair and reasonable terms which are no less favorable to the Company than would be obtained in a comparable arm’s length transaction with an entity that is not any of the Seller or its Affiliates.
4.13    Intellectual Property/Information Technology
4.13.1    Exhibit 4.13.1 contains a list of the items of relevant intellectual property necessary to the Ordinary Course of Business of the Company including, without limitation:

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(i)    patents, inventions, discoveries, processes, designs, techniques, developments, technologies and related enhancements, know-how and show-how, whether patented or patentable;
(ii)    copyrights and works of authorship in any media, including hardware, software, applications and computer systems, mobile apps, networks, database, documentation and website contents on the internet;
(iii)    trademarks, service marks, fictitious names, brands, corporate names, domain names, logos and trade dress;
(iv)    trade secrets, drawings, blueprints and all proprietary or confidential information, documents or materials; and
(v)    all registrations, applications and recordings in connection therewith, owned by or licensed to the Company (“Company’s Intellectual Property”),
(vi)    which represent the intellectual property licensed or owned by the Company in connection with Company’s Business.
4.13.2    The Company owns or license all rights, title and interest in the Company’s Intellectual Property, free and clear of any material restrictions or licenses, or any Encumbrances.
4.13.3    The Company has not received prior to the date of this Agreement any summon of any Claims against the Company challenging the ownership of or encumbered right to use any of the Company’s Intellectual Property.
4.13.4    To the best of Seller’s knowledge, the operation of the Company’s Business and the Company’s Intellectual Property do not infringe or misappropriate any intellectual property rights of third parties and no third party is infringing or misappropriating any of the Company’s Intellectual Property. No proceeding alleging the foregoing is against the Company and, to the best of Seller’s knowledge, pending against the Company and the Company has not received prior to the date of this Agreement any Claims alleging that any of the Company’s Intellectual Property infringes any rights of any third parties that would adversely affect the business of the Company or sent a written notice alleging that a third party is infringing the Company’s Intellectual Property.
4.13.5    The Company’s Intellectual Property shall be owned and available for use by the Company on the same terms in all material respects on the Closing as if such items were owned and available for use by the Company on the date hereof.
4.13.6    The IT systems of the Company are in working conditions, normal wear and tear excepted, and have been properly maintained and have prior to the date of this Agreement not failed to any material extent, and the data that they process has not been corrupted to any material extent.
4.13.7    The Company is in compliance with the requirements for data protection set forth in the LGPD in all material respects and has not received any Claim alleging it has not complied with the LGPD.
4.14    Product Liability
4.14.1    The Company has not received any Claim relating to nor, to the best of Seller’s knowledge, there are any facts or circumstances that would reasonably be

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expected to give rise to, any Claim involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of the Company resulting from an alleged defect in design, manufacture, materials, workmanship or performance, or any alleged failure to warn, or from any alleged breach of implied representations or warranties, or any alleged non-compliance with any applicable Laws.
4.14.2    There has been no product recall, rework or post-sale warning or similar action conducted by the Company with respect to any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of the Company, or any investigation or consideration made by any director, officer or key employee thereof concerning whether to undertake or not undertake any recall.
4.15    Real Estate
4.15.1    Exhibit 4.15.1 lists all real properties used, leased or licensed by the Company to conduct the Company’s Business in the Ordinary Course of Business (“Real Estate Assets”).
4.15.2    All Real Estate Assets have good title and are free and clear of any Encumbrances. To the best of Seller’s knowledge, none of the Real Estate Assets violates any property right, right of use, right of registration, eminent domain, easement or any applicable Law to zoning, neighbourhood, construction or use of land. To the best of Seller’s knowledge, none of the Real Estate Assets is subject to any Claims, disputes, or ongoing lawsuit (judicial or administrative), including expropriation procedure. The Seller and the Company have not been notified of any ongoing preservation and protection process (processo de tombamento) involving the Real Estate Assets by cultural and historical patrimony Governmental Authorities, and, to the best of Seller’s knowledge, none of the Real Estate Assets are located inside or close to special zones of cultural preservation nor environmental preservation and no activity with risk of environmental, health and/or soil contamination was or is currently carried out in the Real Estate Assets, such as sanitary landfill, storage of radioactive or chemical products, areas of chemical product handling, hazardous waste disposal, pesticides handling, cemetery, hospitals, gas stations or mining areas.
4.15.3    All Taxes levied on the ownership of the Real Estate Assets have been timely paid.
4.16    Insurance
4.16.1    Exhibit 4.16.1 contains a list of all insurance policies of the Company, or contracted by an Affiliate of the Company in which the Company is beneficiary.
4.16.2    The Company has subscribed to all insurance policies required pursuant to applicable Law. To the best of Seller’s knowledge, such policies are with financially sound and reputable insurance companies, in amounts, with such deductibles and covering such risks. Such insurances are all in full force and effect and the Company has paid the insurance premiums relating thereto.
4.16.3    Neither the Company nor the Seller has received written notice of cancellation of any such insurance or refusal of coverage thereunder. Completion of the Transaction shall not invalidate any insurance policy or give the provider of any insurance policy the right to terminate the policy.

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4.16.4    The Company has not received any summon of Claim or been notified of a potential Claim against the Company and to the best of Seller’s knowledge, there are no Claims and there are no pending Claims with respect to any of such insurance policies which are reasonably likely to exceed the amount of coverage provided by the applicable policy.
4.17    Environmental
4.17.1    The Company is in material compliance with all relevant Environmental Laws and has conducted in all material respects its business in accordance with all Environmental Laws.
4.17.2    The Company has not received any summon of Claim or been notified of a potential Claim against the Company and to the best of Seller’s knowledge, there are no Claims or there are no proceedings pending against the Company with respect to any breach of Environmental Laws.
4.17.3    The Company has not received any written statutory complaints or statutory notices alleging or specifying any breach of or liability under any Environmental Laws.
4.17.4    All environmental consents required by the Company have been obtained and are being complied with in all material respects and are in full force and effect.
4.18    Employment
4.18.1    Except to Exhibit 4.18.1, the Company is in material compliance with all employment agreements and applicable labor Laws, including, but not limited to, employment contracts, management contracts, employment practices, salaries, wages and working hours regulations, severance payments, social security contributions and collective bargaining.
4.18.2    The Company is in compliance with all Laws on the Mandatory Fund for Unemployment Benefit (Fundo de Garantia por Tempo de Serviço – FGTS) and has timely paid in full all its contributions due under such scheme.
4.18.3    Each of the Company’s workers are duly registered as an employee in the registry documents (including employees’ book and professional booklet), together with his/her corresponding salary and benefits, all in full compliance with applicable Laws and regulations.
4.18.4    The Company is not a party to or bound by any other collective bargaining agreement or agreement of any kind with any union or labour organization, and there is no individual or collective agreement with its respective employees, officers or directors for the payment of any severance or other benefits other than those provided for by Law or in a collective bargaining agreement.
4.18.5    The Company has not changed or agreed to change in any way employment policies, including those applicable to increase salary, deferred compensation, fringe benefits, severance pay plans or retirement plans related to employees, directors and/or officers, other than in order to comply with applicable regulations or collective bargaining agreements.
4.18.6    No key employee of the Company has given, or, to the best of Seller’s knowledge, threatened to give notice of termination of his/her employment or engagement.

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4.18.7    The Company has not, during the last two (2) years, illegally outsourced their activities or outsourced activities beyond the constraints in Law, and, therefore, has no relationship of subordination with any outsourced employee nor with any of the employees, personnel or staff of its services providers.
4.18.8    The Company has not been involved, during the last two (2) years, in any strike, lock-out or work stoppages with any of the unions representing the Company’s employees within the entire Brazilian territory.
4.18.9    The Company’s labour practices do not involve, nor has been involved since the date of its incorporation in, practices of discrimination, child labour, allegations of slavery work, moral or sexual harassment, reduction in employees’ remuneration, salaries or benefits.
4.18.10    The Company is not party to or bound by any agreement, arrangement or scheme under which it has obligation to pay or make provision for payment of any pension on the retirement of any past or present officers, directors or employees.
4.18.11    The Company has not received any summon of Claim and is not involved in any Claim, to the best of Seller’s knowledge, is not involved in any investigation by any labour authority, and has not in the last five (5) years or the maximum time period allowed under the relevant statute of limitation been the subject of any Claim, or, to the best of Seller’s knowledge, investigation by, any Governmental Authority.
4.19    No Partnerships
The Company is not a member of any partnership, joint venture or consortium.
4.20    Litigation
4.20.1    Except for Exhibit 4.20.1, there are no Claims by or against the Company or Seller or any Affiliates thereof relating to the Company’s Business and/or the Company, or affecting the Company or the Company’s Business pending before any Governmental Authority (or, to the best of Seller’s knowledge, threatened to be brought by or before any Governmental Authority).
4.20.2    To the best of Seller’s knowledge, neither the Company’s Business nor any of its assets is subject to any Governmental Order (nor, to the best of Seller’s knowledge, are there any such Governmental Orders threatened to be imposed by any Governmental Authority).
4.21    Insolvency and Bankruptcy
4.21.1    The Company is not insolvent or bankrupt under the Laws of Brazil or, to the best of Seller’s knowledge, is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them, and is able to pay its debts as they fall due.
4.21.2    There are no Claims in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Company and no events have occurred which would justify such proceedings.
4.21.3    To the best of Seller’s knowledge, no order has been made, petition presented, resolution passed or meeting convened, by the Seller or the Company for the winding up, judicial restructuring or out-of-court restructuring of the Company or for the appointment of an administrator or provisional judicial administrator to them.

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4.22    Directors, Officers and Managers
4.22.1    None of the members of the management of the Company has been convicted of any criminal offence or been subject to any criminal proceedings which would prevent them from engaging in commercial activities.
4.22.2    Each of the Company’s directors, officers and managers is duly registered as an employee in the registry documents (including employees’ book and professional booklet), together with his/her corresponding salary and benefits, in material compliance with applicable Laws.
4.22.3    None of the directors, officers or managers of the Company has been subject to any other legal or regulatory proceedings in relation to his/her role as a director, officer or manager of the Company.
4.23    Investigations
The Company has not received written notice or, to the best of Seller’s knowledge, been a party to a written notice indirectly received in the twenty-four (24) months prior to the date of this Agreement of any current or pending investigation or audit by a Governmental Authority.
4.24    Licenses and Permits
Exhibit 4.24 sets out each license, permit and authorization that is material to the Company or the Company’s Business. All such licenses, permits and authorizations are valid, in full force and effect and shall continue after Closing on substantially the same terms that are existing as of the date hereof, and the Company is in compliance therewith in all respective material aspects. All such licenses, permits and authorizations have been obtained with proper means and in full compliance with applicable Law. The implementation of the Transaction shall not cause any breach or result in the cancellation, revocation, modification or termination of any such licenses, permits or authorizations.
4.25    Compliance
4.25.1    The Company has conducted its business and corporate affairs in all material respects in accordance with its articles of association.
4.25.2    The Company has conducted its business and corporate affairs in compliance with the applicable local content requirements in all its material respects.
4.25.3    To the best of Seller’s knowledge, there has been no default by the Company under any order, decree, award or judgment of any court or arbitral tribunal or any governmental or regulatory authority in each jurisdiction in which it is incorporated or where its business is conducted which applies to it.
4.25.4    Neither Seller, nor the Company, nor any director, officer, employee or agent of any such Person (acting in such capacity), have in relation to the Company’s Business:
(i)    induced any Person to improperly perform any business, employment or public function where such Person is in a position of trust regarding such function or where such Person would be expected to perform such function in good faith or impartially, or to reward any Person for any such improper performance;

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(ii)    made, paid, given, authorized (tacitly or otherwise), offered or promised to make any payment or gift to confer any financial or other advantage or to transfer of anything of value (whether directly, indirectly or through a Third Party), to or for the use or benefit of any Person with the intention of improperly influencing an official from a Governmental Authority and thereby obtaining or retaining business or a business advantage; or
(iii)    made, authorized, offered or promised to make any unlawful bribe, facilitation payment, rebate, payoff, influence payment or kickback or has taken any other action that would violate any applicable Law that relates to bribery or corruption, including the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the United Nations Convention Against Corruption, or the Anti-Corruption Laws.
4.26    No Brokerage Fees
The Buyer shall not have directly or indirectly any responsibility, liability or expense, as a result of undertakings or agreements of the Seller, the Company or any of their Affiliates for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with the Transaction or the Transaction Documents.
4.27    Taxes
Except as provided in Exhibit 4.27, the Company has:
(i)    complied with all its Tax filing and payment obligations in all relevant aspects;
(ii)    made all returns and disclosures, given all notices and supplied all other information required to be supplied to all relevant Tax Governmental Authorities; all such information, returns and notices were and remain complete, true and accurate in all material respects.
(iii)    has kept and maintained and has available for inspection, complete and accurate records, invoices and other relevant information in relation to Tax as it is required by Tax Law to keep and maintain. Such records, invoices and information enable assessment of the relevant Tax liabilities in respect of the statute of limitation period of the applicable Tax prior to the date hereof of the Company to be calculated, and the Company has taken reasonable measures to ensure that it is in possession of sufficient information or has reasonable access to sufficient information to enable it and/or its officers, employees or representatives to compute its liability to Tax in all material respects and to substantiate in all material respects any claim made or position taken in relation to any Tax, in respect to the applicable statute of limitation period prior to the date hereof.
(iv)    has complied, within applicable time limits, with all material notices served on it and any other requirements made of it by any Tax Governmental Authority.
(v)    has not entered into any agreements with Governmental Authorities for the payment of late Taxes that remain outstanding;
(vi)    in accordance with applicable Law, been duly registered with the Governmental Authorities and has, in all material respects, complied and shall continue to comply with all notification and other requirements imposed by such Law or such Governmental Authorities until the Closing;

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(vii)    sufficient credits, provisions and reserves for payment of Taxes due and not paid;
(viii)    filed on time and in the correct form all required Tax declarations, preserved the supporting documents in relation to Taxes, made all Tax payments required, and properly answered any and all requests for clarification from the relevant Governmental Authorities;
(ix)    except to Exhibit 4.27(ix), made all relevant provision in its accounts and management accounts as of January 2024 for all applicable Taxes (including deferred tax assets and deferred tax liabilities) in accordance with applicable Law and Brazilian GAAP;
(x)    since July 10, 2023 and except in relation to any transaction contemplated by this Agreement, not been involved in any relevant transaction which has given rise to a liability to Tax other than Tax arising from transactions entered in the Ordinary Course of Business;
(xi)    not been and is not involved in any current dispute with or any tax litigation with, and investigation by any Governmental Authorities, and has not in the last five (5) years or the maximum time period allowed under the relevant statute of limitation been the subject of any dispute with or any Tax litigation with, and investigation by any Governmental Authorities, including challenges by a Governmental Authority with respect to any Tax planning that could result in a Material Adverse Effect to the Company;
(xii)    has duly and punctually complied with its obligations to deduct, withhold or retain amounts of or on account of Tax from any payments made by it and to account for such amounts to the relevant Tax Governmental Authority in all material respects and has complied in all material respects with all its reporting obligations to the relevant Tax Governmental Authority in connection with any such payments;
(xiii)    has duly and punctually complied with its obligations relating to employment and payroll Taxation (including in relation to social security contributions, training scheme contributions and any similar amounts) payable to any Tax Governmental Authority in all its material respects;
(xiv)    The amounts of PIS and COFINS tax credits available to the Company for use in taxable periods beginning after January 1, 2024 were R$ 66,088.25 and R$ 305,022.57, respectively, and, to the best of Seller’s knowledge, nothing has been done by or on behalf of the Seller or the Company on or before the date of this Agreement which might cause the cancellation, loss or non-availability to the Company of, or any reduction of, all or any material part of such PIS and COFINS tax credits, other than the utilization of any such CIT tax loss credits or PIS and COFINS tax credits in the ordinary course of business; and
(xv)    been at all times resident for Tax purposes in Brazil and has not been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement).
4.28    Guarantees and Indemnities
4.28.1    There is no guarantee, indemnity or security (whether secured or unsecured) given by the Company, or for its benefit, in respect of which obligations or liabilities are still outstanding.

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4.28.2    The Company has not lent any money which has not been repaid, nor does it own the benefit of any debt (whether or not due for payment).
4.29    Only Representations and Warranties
Except for the representations and warranties set forth in Section 4, Seller does not make any other representation and warranty, express or implied, relating to Seller or the Company.
4.30    Exceptions Exhibits
The exceptions included related to a determined representation section or subsection of the Seller or the Company in a subsection of Section 4 shall be considered as an exception exhibit to any other representation section or subsection of the Seller or the Company in Section 4, without the need to make an express reference to such respective section or subsection and their respective exhibits.
5    Representations and Warranties of the Buyer
The Buyer represents and warrants to Seller that the following statements are true, accurate and complete as of the date of this Agreement, and shall continue to be true, accurate and complete until and including the Closing Date (“Buyer’s Warranties”).
5.1    Organization, Qualification and Corporate Power
The Buyer is validly existing, duly incorporated under the Laws of Brazil and is in good standing with all relevant Governmental Authorities located in each jurisdiction in which it has offices, branches, or conducts business, in compliance with all relevant applicable Laws, and has all requisite corporate power and authority to possess, own and operate, as owner, lessee or at any other title, the relevant assets and properties currently possessed or owned, as well as carry on the businesses of the Buyer as now conducted.
5.2    Capacity, Legitimacy and Authorization
The Buyer has full power, capacity and authority, and has taken all required corporate and other actions necessary to execute and deliver this Agreement and the Transaction Documents, and to fulfil its obligations hereunder, and to consummate all transactions contemplated by this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement, the Transaction Documents and of all other documents required to be executed and delivered by the Buyer, have been duly authorized by the Buyer and its corporate bodies.
5.3    Enforceability
This Agreement, and each of the Transaction Documents to which the Buyer is a party, has been duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by other parties hereto) constitutes a legal, valid and binding obligation, enforceable against the Buyer in accordance with its terms.
5.4    No Conflicts and/or Consents
5.4.1    The execution, delivery and performance by the Buyer of this Agreement and any Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance by the Buyer with the terms hereof and thereof shall not:

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(i)    conflict with, violate or result in breach of any provision of any organization document (e.g., articles of association) of the Buyer;
(ii)    conflict with or violate any Law or Governmental Order applicable to the Buyer;
(iii)    conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any material instrument, commitment or agreement entered into by the Buyer; nor
(iv)    result in the creation of any Encumbrance or limitation in the capacity of the Buyer to dispose of its properties and assets.
5.4.2    No Third Party’s Consent is required to be obtained or made by or with respect to the Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction.
6    Indemnity
6.1    Indemnification Obligation
6.1.1    Indemnification by the Seller
Pursuant to Section 6.2 and subject to the limitations set out herein, the Seller shall indemnify, defend and hold the Buyer, its Affiliates and/or any of their Representatives, the Company (“Buyer’s Indemnified Parties”) harmless in respect of Losses incurred or suffered by a Buyer’s Indemnified Party (including any Claim brought or otherwise initiated by any of them) relating to, arising out of or resulting from:
(i)    acts, facts, events or Liabilities related to the Company, the Company’s Business and any other of their businesses with triggering event on or prior to the Closing Date, disclosed in this Agreement, in its Exhibits, in the Financial Statements or in any of the Transaction Documents, and regardless of whether or not Seller, the Company, or the Buyer had previous knowledge about them or became aware of them at the date hereof or at a later date;
(ii)    any breach of the obligations undertaken by Seller or the Company under this Agreement or the other Transaction Documents;
(iii)    any misrepresentation, untruthfulness, inaccuracy or violation of any of the Seller’s Warranties; or
(iv)    any acts, facts, events, omissions or Liabilities related to sales representatives of the Company with triggering event on or prior to the Closing Date.
6.1.2    Indemnification by the Buyer
Pursuant to Section 6.2, the Buyer shall indemnify and hold Seller, its Affiliates and/or any of its Representatives (“Seller’s Indemnified Parties”) harmless in respect of all Losses actually incurred or suffered by a Seller’s Indemnified Party (including

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any Claim brought or otherwise initiated by any of them) relating to, arising out of or resulting from:
(i)    any acts, facts, events, omissions or Liabilities related to sales representatives of the Company or the Transaction, with triggering event after to the Closing Date.
(ii)    any breach of the obligations undertaken by the Buyer under this Agreement or the other Transaction Documents; or
(iii)    any misrepresentation, untruthfulness, inaccuracy or violation of any of the Buyer’s Warranties.
6.2    Indemnification Procedure
6.2.1    General Rules
In the event of an indemnifiable Loss is effectively incurred, the Buyer’s Indemnified Parties or Seller’s Indemnified Parties, as the case may be (“Indemnified Parties”), shall deliver a Notice (“Indemnification Notice”) to the Seller or to the Buyer, as the case may be (“Indemnifying Party”), about such fact; provided that the indemnification Notice is delivered within the Survival Period.
6.2.2    Third Party Claims
(i)    Pursuant to the terms and conditions set forth in Section 6.2.1, in the event the relevant Indemnified Party become aware or receive written notice of any acts, facts, events or businesses mentioned in Section 6.1, and arising from or relating to Claims by third parties (“Third-Party Claims”), which may result in Losses, the relevant Indemnified Party shall give notice to the Indemnifying Party with details of the Third-Party Claim, estimating the amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party (“Third-Party Claim Notice").
(ii)    The Third-Party Claim Notice shall be received by the Indemnifying Party within the earlier of (i) thirty (30) days from the date on which the Indemnified Party has learned about the existence of the Third-Party Claim; or (ii) the period of time that represents one third (1/3) of the number of days allowed to present a defense. The Indemnifying Party shall be entitled to assume the defense of the Third-Party Claim or take any applicable measure against such Third-Party Claim, through a reputable law firm (“Defense”) at its/his sole cost and expense; provided that it informs the Indemnified Party, in writing and according to Section 13.3, of its intention within the earlier of (i) thirty (30) days from receipt of the Third-Party Claim Notice; or (ii) the period of time that represents two thirds (2/3) of the number of days allowed to present a Defense; provided further that, in assuming the Defense, the Indemnifying Party must acknowledge that the Indemnified Party is entitled to indemnification with respect to, and to the extent there is, any Loss attributable to such Claim.
(iii)    The Indemnifying Party will not be entitled to undertake control of Defense in Third-Party Claims involving (i) criminal liability, or (ii) reputational risk to the Indemnified Party, or (iii) matters which will or are likely to create negative precedents to the Company and/or to the Indemnified Party, which

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Defense shall be controlled by the Indemnified Party, unless such Third-Party Claim involves the Indemnifying Party or its Representatives, in which case the Indemnified Party shall proceed with the Third Party Claims procedure set forth in this Section 6.2.2, notwithstanding the possibility of the Indemnified Party (if the Indemnifying Party chooses to take control of the Defense) or the Indemnifying Party (if the Indemnified Party chooses to take control of the Defense) to assist and follow up with the respective Third Party Claim, at its own costs and expenses.
(iv)    If the Indemnifying Party (i) elects not to defend, compromise or settle a Third-Party Claim; or (ii) fails to notify the Indemnified Parties within the required time period of its/his election as provided in Section 6.2.2(ii), the Indemnified Party shall, therefore, assume the Defense of such Third-Party Claim, by a reputable law firm.
(v)    The Parties will not be entitled to settle or compromise a Third-Party Claim without prior written consent from the other Party, which shall not be unreasonably withheld.
(vi)    The Parties agree that should the Indemnifying Party elect to undertake the Defense of the Third-Party Claim in accordance with Section 6.2.2(ii), the Indemnified Party may participate in such Defense at its own expense and the Indemnified Party shall provide, at the Indemnifying Party’s expense, any and all documents reasonably required for the proper Defense of the Third-Party Claim. In this case, if the final and non-appealable decision or judgment of the relevant Third-Party Claim is favorable to the claimant, the Indemnifying Party shall be solely responsible for the prompt payment of the relevant final and non-appealable decision or judgment.
(vii)    Any and all costs incurred by the Indemnifying Party with the Defense of the Third-Party Claim (including attorneys’ fees, collateral, administrative or judicial deposits, procedural costs, fines, monetary adjustment etc.) shall be borne by the Indemnifying Party. In addition, should the Indemnifying Party not elect to accept the Defense of the Third-Party Claim in accordance with Section 6.2.2(ii), any and all costs incurred by the Indemnified Parties with the Defense of the Third-Party Claim (including lawyers’ fees, procedural costs, fines, monetary adjustment etc.) shall constitute a Loss and be indemnified by the Indemnifying Party to the relevant Indemnified Party, provided that such costs are reasonable.
(viii)    The Indemnified Party shall, upon prior written Notice, allow reasonable access to the Indemnifying Party and/or its Representatives during normal business hours at mutually agreeable times to all records, documents and information related to any Third-Party Claim for which the Indemnifying Party is conducting the Defense, and shall make employees available on a mutually convenient basis for such purpose. Any out-of-pocket costs and expenses of the Indemnified Party incurred in connection with such access shall be borne by the Indemnifying Party.
(ix)    The Party responsible for conducting the Defense against any Third-Party Claim shall: (a) pursue such Third-Party Claim in good faith; and (b) keep the other Parties informed of all material developments and events relating

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to such Third-Party Claim (including promptly forwarding copies to the other Parties of any related correspondence and petitions).
6.2.3    Direct Claims
(i)    At any time after the Closing Date, if an Indemnified Party becomes aware of any Loss subject to indemnification under the terms of Section 6.1 but not arising out of a Third-Party Claim (“Direct Claim”), such Indemnified Party shall provide an Indemnification Notice to the relevant Indemnifying Party, describing:
(a)    the Direct Claim and the circumstances, events, facts, obligations, claims, documents, information or matters giving rise to the Direct Claim;
(b)    an estimate of the amount of the Loss and method of calculation thereof, if reasonably practicable; and
(c)    a reference to the provisions of this Agreement pursuant to which such right to indemnification arises or is claimed (“Notice of Direct Claim”).
(ii)    The Indemnifying Party shall have a period of thirty (30) days from receipt of the Notice of Direct Claim to give Notice to the Indemnified Party to either accept the request for indemnity or present its objection to the request for indemnity along with documents and grounds on which such rejection is based. Failure by the Indemnifying Party to provide the Indemnified Party with such Notice within the period set forth above shall be construed as a formal acceptance of the subject matter of the Direct Claim and be deemed a Payable Loss.
6.3    Survival Period
6.3.1    Period
The indemnification obligation under Sections 6.1.1 and 6.1.2 shall be valid for the following periods (“Survival Period”):
(i)    in respect of (i) Fundamental Warranties, (ii) Anti-Corruption Laws; (iii) fraud, willful misconduct or acts in bad faith such obligations shall be valid indefinitely after the Closing;
(ii)    in respect of all Seller’s Warranties, Company’s Warranties and the Buyer’s Warranties (in each case other than Fundamental Warranties), such obligations shall be valid for the shorter period of time between, either: (a) six (6) years; or (b) for their respective statute of limitations in accordance with Brazilian Law.
(iii)    in respect of the default, by any of the Parties, of any terms and conditions of this Agreement or any of the Transaction Documents, such obligations shall be valid for the respective statutes of limitation in accordance with Brazilian Law.
6.3.2    Claims within the Survival Period

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Notice of all claims and causes of action for indemnification arising out of this Agreement must be made on or prior to the last day of the applicable Survival Period; provided, however, that any indemnification obligations under this Agreement shall not terminate with respect to any Losses as to which one Party has given an Indemnification Notice to the other Party in accordance with this Section 6 on or before the last day of the applicable Survival Period, even if such Losses become payable after the applicable Survival Period.
6.4    Payable Loss
6.4.1    For the purposes of the Parties’ respective obligations under this Section 6, the Parties agree that a Loss shall only be payable after final non-appealable judgment, arbitration award or similar decision or if applicable mutual agreement of the Indemnified Party and Indemnifying Party (“Payable Loss”).
6.4.2    The sums of Payable Losses shall be reduced to: (i) reflect, in full, the effects of any provision or reserve in the financial statements of the Company (provided that any such provision or reserve was made before Closing); (ii) give full effect to any insurance recoveries the Indemnified Party actually receives as a consequence of the fact, condition, or circumstance giving rise to the misrepresentation, breach, or non-performance in question; (iii) give appropriate effect to any amounts actually recovered by the Indemnified Party from third parties in connection with the Payable Loss; (iv) any updated value of judicial deposits made by the Company for a given Direct Claim or Third Party Claim; and (vi) for the amount equivalent to the benefit arising from the deductibility of the Loss in the tax assessment of the Buyer and/or its Affiliates, if applicable; provided that, for avoidance of doubt, the Indemnified Party shall have no obligation to commence litigation in connection with this Section 6.4.2 in order to obtain any such proceeds;
6.4.3    Notwithstanding Section 6.4.2 and with exception to the Payable Losses subject to setting off against the Escrow Amount as provided in Section 6.5 below, the sums of Payable Losses shall be grossed up to include the amounts corresponding to all Taxes that shall be deducted or retained, or to which the Indemnified Party becomes subject as a result of this Payable Loss, in such a way that the Indemnified Party receives the payments of the Payable Losses in full as if no Taxes would ever be due or payable.
6.4.4    Buyer’s right to indemnification of Losses based upon Section 6.1.1(i) is limited by the investigation and due diligence conducted by the Buyer. Hence, Buyer shall be entitled to indemnifications regarding all disclosed liabilities.
6.4.5    Notwithstanding anything in this Agreement to the contrary, the aggregate amount of all Losses that the Indemnified Parties may recover pursuant this Section 6 shall not exceed an amount equal to thirty million Brazilian Reais (R$ 30,000,000.00) (“Cap”); provided, however, that the foregoing Cap shall not apply to Losses resulting from (i) any breach of the obligations undertaken by Parties under this Agreement or the other Transaction Documents; or (ii) any misrepresentation, untruthfulness, inaccuracy or violation of any of the Seller’s Fundamental Warranties; or (iii) Anti-Corruption Laws; (iv) fraud, willful misconduct or acts in bad faith.
6.4.6    An Indemnified Party may not recover any Loss twice, nor receive payments, reimbursements, refunds, or compensation more than once in respect of the same

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Loss. For example, if any Loss has been compensated by an insurer, the Indemnified Party may recover from the Indemnifying Party only the positive difference between the effective value of the Loss (which will include all costs incurred by the Indemnified Party to receive such payments, reimbursements, refunds or compensation, such as costs of paying insurance premiums) and the amount compensated by the insurer, if any, net of Taxes. Additionally, any compensation must be deducted from any deposits and/or provisions recorded in relation to the Loss in question.
6.4.7    The right to indemnity of an Indemnified Party in relation to this Agreement and other operations contemplated herein must be satisfied exclusively in accordance with the terms of this Section 6.
6.4.8    The Parties and Company undertake to act in good faith in order to minimize any Loss, cooperating and using their best efforts to not aggravate potential Losses.
6.5    Payment of Indemnification, Offsets and Release of Escrow Amount
6.5.1    Any indemnification payments under this Agreement shall be made in Brazilian Reais to a bank account in Brazil, and within ten (10) Business Days after the respective Loss becomes a Payable Loss.
6.5.2    The Buyer is hereby authorized to set off against the Escrow Amount any undisputed Payable Loss that becomes due by Seller to any of Buyer’s Indemnified Parties in accordance with this Section 6, upon prior Notice from the Buyer to Seller and provided that, if the existing balance of the Escrow Account is insufficient to cover the entirety of the Payable Loss (including the gross up set out in Section 6.4.3), Seller shall remain liable for the remainder of the Payable Loss and other Losses that may become Payable Losses in the future.
6.5.3    On the tenth (10th) Business Days following the 2nd (second) anniversary of the Closing Date, the Buyer shall release the balance of the Escrow Amount (if any) to Seller to the bank account indicated by Seller; provided, however, that there are no Losses as to which a Notice of Direct Claim or a Notice of Third-Party Claim has been delivered within the Survival Period, in which case an estimate of the possible Losses, as provided by the Buyer and prior agreed by the Seller, shall remain held back in the Escrow Account until a final and non-appealable decision related to such Losses is rendered.
7    Supervening Assets
7.1    Supervening Assets; Payment; Access to Information
7.1.1    The Buyer acknowledges that any amounts actually received or credits effectively used (cash effect or effective use to reduce Taxes due) due to supervening assets (superveniências ativas) arising from the final judgment or withdrawal of any judicial deposits in the Claims listed in Exhibit 7.1, in which the Company is active and that are related to acts or facts carried out or occurred up to the Closing Date (“Supervening Assets”) will be paid to the Seller, minus any applicable Taxes, regardless of whether such taxes are paid in cash or in the form of a reduction in the Company’s tax losses carryforward or other tax credits received. The Parties agree that, during the month of March, 2024, the Seller may request the Company to file a Claim in relation to Tax credits listed in item 3 of Exhibit 7.1.

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7.1.2    For the purposes of this Section, the amounts of Supervening Assets will be considered received when, (i) the effective inflow of resources into the Company is verified; or (ii) the tax credits are effectively realized and offset by the Company and a final administrative approval of the tax offsetting of such credits (homologação) is granted by the relevant Tax Authority.
7.1.3    The Supervening Assets shall be paid in Brazilian Reais to Seller’s bank account in Brazil, and within ten (10) Business Days after the respective Supervening Asset is considered received.
7.1.4    The Buyer and the Company, as applicable, shall provide to Seller, within ten (10) Business Days after the respective request by Seller, all documents and information available (including possible Confidential Information) related to the Supervening Assets.
7.1.5    The Parties agree that the Defense of the Claims relating to the Supervening Assets will continue to be conducted by the lawyers appointed by the Sellers, at their costs and expenses. Any Losses incurred by the Company within the scope of the referred Claims will be subject to Seller’s indemnification obligation under Section 6.1.1.
8    Penalties for Default of Payment Obligations
Any delay in paying any obligation provided for in this Agreement or in any Transaction Document for more than two (2) days from the due date shall result in (except if specific penalty is provided hereof or thereof):
(i)    monetary adjustment according to the positive variation of the CDI Index from the due date up to the payment date;
(ii)    the application of a default interest at the rate of 1% (one percent) per month;
(iii)    a lump sum punitive penalty (multa não compensatória) amounting to 10% (ten percent) of the amount due and unpaid; and
(iv)    any fees or costs incurred by the Indemnified Party entitled to receive the amount due and unpaid as a result of the default, including interests and fees incurred in retaining financing to make up for the defaulted payment.
9    Confidentiality and Announcements
9.1    Confidential Information
9.1.1    Each of the Parties hereby agree to maintain, and to procure that it is maintained by its directors, officers, employees, advisers and contractors (“Representatives”), in absolute confidentiality, as well as not to disclose to third parties, under any circumstance, any document and/or information deemed as confidential by the Parties, including the Transaction Documents, documents and/or information related to the Transaction Documents, the transactions contemplated by the Transaction Documents and/or to the businesses conducted by each of the Parties, as well as any other document and/or information, together with any notes, analysis, compilations, studies or other documents of confidential nature that may be executed or submitted by any of the Parties as a result of this Agreement (collectively, the “Confidential Information”).

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9.1.2    The provisions of this Section 9 shall not apply to any information which:
(i)    is or becomes generally available to the public other than through any improper disclosure by a Party;
(ii)    is independently received from a third party who is free from any obligations to not to disclose it;
(iii)    is developed by a Party without the benefit of Confidential Information;
(iv)    is in the possession of the recipient, on a non-confidential basis, prior to its receipt from the other Party; or
(v)    is information which the recipient is bound by applicable Law to disclose to the relevant Governmental Authority, provided that such Party gives Notice to the other Parties of such disclosure obligation, to the extent permitted by applicable Law, within seventy-two (72) hours of written notice of the disclosure requirement by the relevant Governmental Authority.
9.1.3    The Parties may disclose Confidential Information to their Representatives on a strictly need to know basis. The Parties shall advise such Representatives that the Confidential Information is confidential and that receiving the Confidential Information they are agreeing to be bound by this provision of the Agreement and to use the Confidential Information only for the purposes described herein. The Parties agree to be jointly responsible for any breach of this provision by their Representatives.
9.2    Public Announcements
9.2.1    The Parties shall agree on the wording and format of the communication to the market that shall be made on the execution of this Agreement. No Party shall issue, or cause the publication of, or permit any agent or Affiliate to issue, any other disclosure or communication in relation to the Transaction unless previously approved by the other Parties.
9.2.2    Notwithstanding the above, the Parties shall not be restricted from any disclosure of any Confidential Information or any communication in relation to the Transaction when required by Law or any applicable stock exchange rules or by any regulatory body or any applicable Governmental Authority to whose jurisdiction the Party is subject, provided that the disclosing Party must provide seventy-two (72) hours prior written Notice of such required disclosure to the other Parties, limit the disclosure to that information which is strictly required and consult with the other Parties with respect to the text thereof. The Parties shall reasonably cooperate with each other concerning any release made pursuant to the exception in the preceding sentence.
10    Non-Compete and Non-Solicitation
10.1    Non-Compete
10.1.1    For a period of three (3) years from the Closing Date, the Seller shall not (and shall cause its Affiliates not to), directly or indirectly, in Brazil:

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(i)    compete with the Business of the Company, except for existing Seller’s branded products and products and brands currently being distributed or sold by Seller as of May 31st, 2023, listed in Exhibit 10.1.1; or
(ii)    damage the relationship of the Company with any of its customers or suppliers.
10.1.2    The Seller acknowledges and agrees that this non-compete covenant is a fair and reasonable undertaking, necessary to protect the business and interest of the Buyer and the Company. The Purchase Price set out in this Agreement is a fair and reasonable consideration for the non-compete covenant provided herein.
10.1.3    Without prejudice to possible compensation for losses and damages, any failure to comply with the obligations set forth in Section 10.1 will subject the Seller to (i) a compensatory fine in the amount of eighteen million and five hundred thousand Brazilian Reais (R$ 18,500,000.00), if the non-compliance event occurs any time up to the 1st (first) anniversary of the Closing Date, twelve million and five hundred thousand Brazilian Reais (R$ 12,500,000.00), if the non-compliance event occurs any time after the 1st (first) anniversary and through the 2nd (second) anniversary of the Closing Date; or six million Brazilian Reais (R$ 6,000,000.00), if the non-compliance event occurs any time after the 2nd (second) anniversary and through the 3rd (third) anniversary of the Closing Date (the penalty amounts provided in this clause shall be adjusted by the IPCA Index between the date hereof and the date of payment of the relevant penalty; and (ii) specific execution and other applicable measures aimed at the immediate cessation of the violation of the obligation assumed here.
10.2    Non-Solicitation
10.2.1    For a period of one (1) year from the Closing Date, the Seller agrees not to refer to, hire, solicit or encourage any Person employed by the Company, its subsidiaries and affiliates or by any company currently belonging to its economic group, in Brazil or abroad, except with the prior written consent from Buyer.
10.2.2    For a period of one (1) year from the Closing Date, the Buyer agrees not to refer to, hire, solicit or encourage any Person employed by the Seller, its subsidiaries and affiliates or by any company currently belonging to its economic group, in Brazil or abroad, except with the prior written consent from Seller.
10.2.3    In case of breach of the obligation undertaken in this Section 10.2 by any of the Parties, whether by act or omission, the relevant Party shall pay a non-compensatory penalty in the amount equivalent to twelve (12) months of the previous compensation received by the relevant Person to the other Party, per breaching event, adjusted by the CDI Index between the date hereof and the date of payment of the relevant penalty, without prejudice to losses and damages other remedies set forth in this Agreement and in the applicable Law.
11    Term
This Agreement shall be effective as of the date hereof and shall remain in full force and effect until the Parties fully comply with its terms and conditions.
11.1    Effects of the Termination

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11.1.1    The terms and conditions established in Sections 9, 12 and 13 shall remain valid and in full effect after the termination of this Agreement.
12    Governing Law and Dispute Resolution
12.1    Governing Law
This Agreement shall be governed by and construed in accordance with the Laws of Brazil, excluding the provisions concerning the conflict of laws.
12.2    Dispute Resolution
12.2.1    Any dispute arising out of or in connection with this Agreement shall be exclusively and finally settled by binding arbitration administered by the Câmara de Conciliação, Mediação e Arbitragem CIESP/FIESP (“CIESP/FIESP”) according to the Rules of Arbitration of the CIESP/FIESP in effect at the time of the arbitration, except as such rules may be modified herein or by mutual agreement by the Parties (“Rules of Arbitration”).
12.2.2    The arbitration shall be settled before a panel of three arbitrators, appointed in accordance with the Rules of Arbitration.
12.2.3    The arbitration shall be confidential. The seat of the arbitration shall be the City of São Paulo, State of São Paulo, Brazil. The language of the arbitration shall be English, but evidence may be produced in Portuguese without translation.
12.2.4    Any decision given by the arbitration tribunal shall be considered binding, final and non-appealable by the Parties.
12.2.5    All costs and expenses incurred in the arbitration (including reasonable attorneys’ fees and expenses) shall be borne by each Party as per the Rules of Arbitration. Upon rendering the arbitral award, the arbitral tribunal may determine that the winning party be proportionally reimbursed by the losing party for the expenses of the arbitral proceedings.
12.2.6    Provisional and/or urgent measures prior to the commencement of the arbitration, as well as enforcement actions and actions to enforce the arbitral award, and other judicial measures available under law nr 9,307/96, when applicable, may be requested, upon the option of the interested party to the courts of São Paulo, state of São Paulo, Brazil. Requesting any judicial measure available under law nr 9,307/96 shall not be construed as a waiver of the rights under this section or to arbitration as the sole dispute resolution mechanism.
13    Miscellaneous
13.1    Specific Performance
Without prejudice to any other rights or remedies which any Party may have under this Agreement, the Parties acknowledge and agree that damages may not be an adequate remedy for any breach of this Agreement and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of this Agreement and no proof of special damages shall be necessary for the enforcement of the rights under this Agreement.
13.2    Actions on Non-Business Days

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If any payment is required to be made or other action (including the giving of Notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.
13.3    Notices
13.3.1    All notices, requests and any other communications hereunder (each, a “Notice”) shall be in writing, in English and given by personal delivery, by express courier, by registered or certified mail with return receipt requested or by email to the Parties at the addresses shown in Section 13.3.3, or to such other address as may be designated by written notice given by a Party to the other Parties.
13.3.2    Unless conclusively proven otherwise, all Notices hereunder shall be deemed received and effective:
(i)    if delivered in person, on the date of personal delivery;
(ii)    if sent by internationally recognized delivery service, on the Business Day specified for delivery;
(iii)    if sent by email, upon confirmation of the receipt of the email by the recipient; or
(iv)    if sent by registered or certified mail with return receipt requested on the date indicated upon the return receipt.
13.3.3    The Parties current addresses are:

If to the Seller: M12 Participações Empresariais S.A. Rua Professor Algacyr Munhoz Mader, No. 2,800, Sala A, Cidade Industrial, Zip Code 81310-020 Attn: Mauro Saling Email: mauro@grupofn.com.br
If to the Buyer or to the Company:
WD-40 Company
9715 Businesspark Avenue, San Diego, California, 92131 USA
Attn: Phenix Kiamilev / Legal Department
Email: pkiamilev@wd40.com
with a copy (which shall not constitute notice) to:
2151 South Le Jeune Road Suite 308 Coral Gables, Florida, 33134 USA
Attn: Tiago D’amico
Email: tdamico@wd40.com

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13.4    Further Action
Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and materials, as may be required to carry out the provisions of this Agreement and the Transaction Documents and consummate and make effective the transactions contemplated hereby and thereby.
13.5    Severability of Provisions
If any provision of this Agreement is deemed invalid, illegal or unenforceable in any aspect, the validity, legality or enforceability of the other provisions contained herein shall not be affected or hindered in any way as a result of such fact and shall remain in full force and effect. The Parties shall negotiate, in good faith, the replacement of the invalid, illegal or unenforceable provision for a valid, legal and enforceable provision which is as close as possible to the economic effect and other relevant implications of the invalid, illegal or unenforceable provision.
13.6    Entire Agreement
This Agreement together with its Exhibits shall constitute the entire agreement among the Parties relating to the subject matter of this Agreement at the date of this Agreement, and this Agreement cancels and supersedes any previous understanding among the Parties, whether verbal or written, in connection with the subject matter contemplated herein.
13.7    Binding Obligation
This Agreement constitutes an irrevocable obligation of the Parties and shall be binding upon their respective successors and permitted assignees.
13.8    Amendments
This Agreement may not be modified, amended, superseded, cancelled, extended or altered in any way, and may not be modified by custom, usage of trade or course of dealing, except by an instrument in writing signed by all of the Parties. All amendments or modifications of this Agreement shall be binding upon the Parties despite any lack of consideration so long as they are in writing and executed by the Parties.
13.9    Waiver
No waiver of a right or remedy under this Agreement is effective unless it is in writing and signed by the Party granting it. It is only effective in the specific instance and for the specific purpose for which it is granted. The failure of any of the Parties, at any time, to enforce the provisions or conditions or to perform any right set out herein shall neither constitute a waiver thereof or a novation, nor affect the right of such Party to enforce or perform them in the future.
13.10    Fees and Expenses
Except as otherwise provided for in this Agreement, each of the Parties shall bear its own fees and expenses related to the negotiation and conclusion of this Agreement and the Transaction Documents, including fees of their respective financial advisors, attorneys, auditors and other consultants.
13.11    Assignment

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Except as otherwise provided for in this Agreement, the Parties shall not assign this Agreement, wholly or in part, without prior, written consent of all Parties.

In witness whereof, the Parties and the Company hereby agree that this Agreement shall be signed on the date hereof by a digital signature, being binding and effective in all its terms. The Parties and the Company also expressly recognize the electronic signatures made through the “DocuSign” platform as valid and effective, which guarantees the integrity and authenticity of this document, pursuant to articles 3 and 18 of Law No. 13.874/2019, article 2º-A, of Law No. 12.682/2012, articles 104 and 107 of the Brazilian Civil Code, and article 10, §2º of Provisional Measure nº 2,200-2/2001, as amended from time to time.
São Paulo, March 04, 2024.
    [signature page follows]
[Signatures page of Quota Purchase Agreement entered by and among, in one side, WD-40 Holding Company Brasil Ltda., as Buyer, and, on the other side, M12 Participações Empresariais S.A., as Seller, Theron Marketing Ltda., as Intervening Party]

Buyer:
    /s/ Cesar Madeira Padovesi
_____________________________________________
WD-40 Holding Company Brasil Ltda.

Name: Cesar Madeira Padovesi Position: Officer

Seller:
    /s/ Myron Saling Junior     /s/ Mauro Antonio Saling
_____________________________________________
M12 Participações Empresariais S.A.

Name: Myron Saling Junior Position: Officer	Name: Mauro Antonio Saling Position: Officer

Intervening Party:
    /s/ Myron Saling Junior     /s/ Mauro Antonio Saling
_____________________________________________
Theron Marketing Ltda.

Name: Myron Saling Junior Position: Officer	Name: Mauro Antonio Saling Position: Officer

Witnesses:

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/s/ Dov Gilvanci Levi Sousa Name: Dov Gilvanci Levi Sousa ID: 2.229.982 SSP/GO CPF: 520.457.221-04	/s/ Rebeca Ferreira Rocha Name: Rebeca Ferreira Rocha ID: 38.719.536-1 (SSP/SP) CPF: 350.700.938-27

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Exhibit 1.1 – Definitions
“90th Day Net Accounts Receivable” has the meaning defined in Section 2.6.1.
“Accounts Receivable Adjustment” has the meaning defined in Section 2.6.3.
“Accounts Receivable Statement” has the meaning defined in Section 2.6.1.
“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such Person.
“Agreement” has the meaning defined in the preamble.
“Amendment to the AoA” has the meaning defined in Section 3.2(ii).
“Anti-Corruption Laws” means all Brazilian and international legislation related to anti-corruption, including the Brazilian Federal Law No. 8,429/1992 (Administrative Improbity Act), Brazilian Federal Law No. 8,666/1993 (Public Bidding and Agreements Law), Brazilian Federal Law No. 12,846/2013 (Anticorruption Act) as well as the US Foreign Corrupt Practices Act of 1977.
“Brazilian Civil Code” means Brazilian Federal Law 10,406 of 10 January 2002, as amended from time to time.
“R$” means the official currency of Brazil, the Real.
“Base Date” means the same date of the February 29, 2024
“Business” means marketing services, commercialization, import, export and commercial representation of construction materials, machinery and equipment, electrical material, hardware and tools, paints, varnishes and similar products, lubricants, hygiene, cleaning and home maintenance, office supplies and stationery.
“Business Day” means a day that is not a Saturday, a Sunday, or a bank or public holiday in the City of São José dos Pinhais, State of Paraná, City of Curitiba, State of Paraná and City of São Paulo, State of São Paulo, all in Brazil.
“Buyer” has the meaning defined in the preamble.
“Buyer’s Indemnified Parties” has the meaning defined in Section 6.1.1.
“Buyer’s Ongoing Claims” has the meaning defined in Section 2.4.6.
“Buyer’s Warranties” has the meaning defined in Section 5.
“Cash” means the balance of cash and cash equivalents of immediate availability, financial investments of immediate liquidity, in any case, available and free of any and all Encumbrances, on the date to which it refers and considered to be highly liquid investments convertible to cash with maturities less than 90 days, excluding the Restricted Cash.
“CDI Index” means the cumulative variation of the average daily rates of one-day Interbank Deposits – DI1, Extra-Group, expressed as percentage per year, based on two hundred and fifty-two (252) Business Days, calculated and published by B3 in the daily informative available in its webpage (http:// www.b3.com.br or http:// www.cetip.com.br).
“CIESP/FIESP” has the meaning defined in Section 12.2.1.
“Claim” means any action, claim, complaint, legal action, litigation, assessment, demand, petition, arbitral or administrative proceeding, dispute, suit or other proceeding, whether actual or

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contingent, of any nature whatsoever, including, but not limited to, a civil, criminal, labour, tax, social security, regulatory or Environmental nature.
“Closing” has the meaning defined in Section 3.1.1.
“Closing Date” has the meaning defined in Section 3.1.1.
“Closing Net Accounts Receivable” has the meaning defined in Section 2.6.3.
“Closing Statement” has the meaning defined in Section 2.5.1.
“Closing Purchased Net Asset” means the Purchased Net Asset on the Closing Date.
“CNPJ/MF” means the Brazilian National Register of Legal Entities.
“Company” has the meaning defined in the preamble.
“Company’s Intellectual Property” has the meaning defined in Section 4.13.1(v).
“Confidential Information” has the meaning defined in Section 9.1.1.
“Control” (including with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”), when used with respect to a Person shall mean the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of such Person, whether through the ownership, directly or indirectly, of voting rights or equity securities or other interests of any such Person and/or by contract or otherwise.
“Defense” has the meaning defined in Section 6.2.2(ii).
“Direct Claim” has the meaning defined in Section 6.2.3(i).
“Employee” means any individual who works on habitual basis for the Seller, or the Company, upon subordination and payment of compensation, as per article 2 of the Consolidação das Leis do Trabalho.
“Encumbrance” means any charge, mortgage, lien, option, covenant, equitable right, pledge, hypothecation, usufruct, affectation, Claim, customs, due, duty, tax, liability, obligation, servitude, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing.
“Environment” or “Environmental” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); soil air; water (including water under or within land, groundwater, perched ground water, soil water, or in drains, sewers or other constructions); sediments of water bodies (including sediments of rivers, creeks, lagoons and coastal areas); soil (including fill material and underground structures, e.g. foundations and drains) and land and any ecological systems and living organisms supported by these media.
“Environmental Law” means any and all international, national, state, provincial or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees directives, judgments, injunctions or requirements of any Governmental Authority relating to or imposing liability or standards of conduct concerning pollution or protection of human health or the Environment, as now or at any time hereafter in effect.
“Escrow Account” has the meaning defined in Section 2.4.2.
“Escrow Agent” means financial institution that will be responsible for the Escrow Account.
“Escrow Agreement” has the meaning defined in Section 2.4.2.

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“Escrow Amount” has the meaning defined in Section 2.4.1.
“Estimated Purchased Net Asset” has the meaning defined in Section 2.2.2.
“Final Decision” means, in relation to any Claim, when: (i) a final decision without the possibility of appeal has been rendered; or (ii) an arbitral award has been rendered; or (iii) a settlement has been entered into.
“Financial Statements” has the meaning defined in Section 4.2.10(i).
“Fundamental Warranties” means the warranties of Sections 4.1.1 to 4.1.5, 4.2.1 to 4.2.6 and 4.25.
“GAAP” means the accounting principles generally accepted in a certain country.
“Governmental Authority” means the government of Brazil or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to that government or any member of its staff.
“Governmental Order” means any Order issued by a Governmental Authority.
“Ferragens Negrão” means Ferragens Negrão Comercial Limitada, a limited liability company organized and existing under the Laws of Brazil, with headquarters in the city of Curitiba, State of Paraná, at Rua Professor Algacyr Munhoz Mader 2.800, CIC, CEP 81310-020, enrolled with CNPJ/MF under No. 76.639.285/0001-77.
“ICMS Contingency” means the ICMS-ST (Imposto sobre Circulação de Mercadorias e Serviços na modalidade de Substituição Tributária) contingency in the approximate amount of R$ 12,084.000,00 (twelve million and eighty-four reais) that could be subject to tax execution by a Governmental Authority due to tax payments by the Company in the amount lower than the tax due over lubricants interstate exits.
“Indemnification Notice” has the meaning defined in Section 6.2.1.
“Indemnified Party” has the meaning defined in Section 6.2.1.
“Indemnifying Party” has the meaning defined in Section 6.2.1.
“Independent Auditor” means one of the following companies, preferably and without distinction, Deloitte Touche Tohmatsu, Ernst & Young Auditores Independentes, PricewaterhouseCoopers – PwC or KPMG Auditores Independentes; and, if none of them is qualified or all of them are in conflict or do not accept the scope of their contracting, any other auditing company that the Parties may choose, by mutual and common agreement.
“Laws” means any federal, state, local, foreign, administrative or other laws, determination, statute, code, ordinance, rule, regulation, permit, decree, settlement or other requirement or procedure enacted, adopted, promulgated, applied, followed, issued or entered by any Governmental Authority.
“LGPD” means the Brazilian law on data protection (Law 13,709 of 14 August 2018, as amended from time to time).
“Liabilities” means any liabilities, contingencies, duties, obligations, Losses, Disputes, penalties, charges and expenses of every description and nature, whether deriving from contract, civil liability (responsabilidade civil), strict liability (responsabilidade objetiva), Law, Claims, Orders or otherwise, whether present or future, known or unknown, actual or contingent, ascertained or

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unascertained or disputed, accrued or unaccrued, due or to become due and whether owed or incurred severally or jointly or as principal or surety, of any nature whatsoever, including any liability for Taxes.
“Loss” means any and all direct and indirect losses, debts, liabilities, damages, payments, costs, fees, charges, expenses, fines or penalties, or obligations of any nature (including of a corporate, contractual, commercial, civil, labor, tax, social security and/or environmental nature) effectively suffered or incurred and paid for, whether known or unknown, absolute, accrued, off-balance sheet, and any out-of-pocket costs and expenses (including costs to post bonds, securities or other types of guarantees, attorneys’, accountants’ or other fees and expenses).
“Material Adverse Effect” means any event, circumstance, development, change or effect that is materially adverse to the Seller, the Company, and/or the Buyer (as the case may be) their business, activities, operations, prospects, condition (financial or otherwise), assets, relationship with Employees, customers, suppliers or Governmental Authorities that results, or is reasonably expected to result, in a justified manner, in a negative economic and/or financial impact that is, in aggregate amount, equal to or higher than one million Brazilian Reais (R$ 1,000,000.00). For the purposes of this definition, the effects arising directly or indirectly from the following events shall not be considered a Material Adverse Effect (a) changes in general political or economic conditions affecting Brazil or the world, or the financial or capital market as a whole; (b) acts of war, terrorism, protests, shutdowns or civil disorder; (c) announcement that this Agreement or any document related to it has been entered into or that the operations contemplated therein have been consummated; (d) any act required by this Agreement or any other document related thereto or consented to in writing by Buyer; (e) failure by the Company to achieve projections, estimates, forecasts in relation to future revenues, future profits or other financial projections and operational metrics; (f) any change in accounting requirements or practices as a result of a change in Law; (g) any act or fact actually disclosed in the exhibits of this Agreement; (h) to any event that is known to the public that occurred before the present date, (i) quarantines, lockdown, social isolation or any other negative effect related to the emergence or continuation of epidemics, pandemics, widespread spread of infectious diseases or similar public health crises, including, but not limited to, effects associated with the pandemic of COVID-19 (including any escalation or worsening of the COVID-19 pandemic); and (j) any acts or facts that have been disclosed by the Seller to the Buyer prior to the execution of this Agreement.
“Material Contract” means all agreements, mortgages, indentures, arrangements and contracts (whether written or verbal) to which the Company is party on the date hereof, that: (a) require the Company to indemnify or hold harmless any other Person, other than those under the Ordinary Course of Business or as required by the Law; (b) was entered into with a related party and/or with a Governmental Authority, except for agreements related to: (i) payment of Taxes in instalments of with discounts; or (ii) supply of public utilities (including water, electricity and gas); (c) top nine agreements in revenue related to merchandize suppliers provided for supply, distribution, agency, revenue stream by or for the benefit of the Company; (d) any financial agreement; (e) related to credit card and provision of services with financial institutions; (f) provide for restrictions as a result of the Closing, including termination, exclusivity and change of control dispositions; (g) provide for non-compete provision; and (h) is a sales representative agreement.
“Notice” has the meaning defined in Section 13.3.1.
“Notice of Direct Claim” has the meaning defined in Section 6.2.3(i)(c).

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“Order” means any judgments, orders, writs, injunctions (temporary or permanent), decrees, determinations, comment letter (vista), stipulations, rulings or awards of any Governmental Authority or arbitral tribunal.
“Ordinary Course of Business” means the Business as a going concern in the ordinary and usual course of business, in line with market practices for the type and size of the Business, as carried on by the Company prior to the date of this Agreement.
“Payable Loss” has the meaning defined in Section 6.4.1.
“Party” or “Parties” have the meaning defined in the preamble.
“Person” means any individual, firm, partnership, joint venture, corporation, limited liability company, trust, estate, unincorporated organization, association, institution, or other entity, including any Governmental Authority (or any department, agency or political subdivision thereof).
“Purchase Price” has the meaning defined in Section 2.2.1.
“Purchase Price Adjustment” has the meaning defined in Section 2.5.3.
“Purchased Net Assets” means means Total Assets less Total Liabilities of an agreed upon set of financial statements (Trial Balance) as per Brazilian GAAP of the Company, as described in Exhibit 1.1(A).
“Quotas” has the meaning defined in Whereas (A).
“Real Estate Assets” has the meaning defined in Section 4.15.1.
“Representatives” has the meaning defined in Section 9.1.1.
“Restricted Cash” means the amounts held by or payable to third parties under legal or contractual commitments pursuant to which, if unpaid or withdrawn, such amounts would be required to be restored, including deposits, advances and down payments.
“Retained Amount” has the meaning defined in Section 2.4.6.
“Rules of Arbitration” has the meaning defined in Section 12.2.1.
“Seller” has the meaning defined in the preamble.
“Seller’s Indemnified Parties” has the meaning defined in Section 6.1.2.
“Seller’s Warranties” has the meaning defined in Section 4.
“Supervening Assets” has the meaning defined in Section 7.1.1.
“Survival Period” has the meaning defined in Section 6.3.1.
“Tax” or “Taxes” means all taxes, charges, fees, contributions, social contributions, contributions on economic intervention, imposts, levies or any other assessments imposed by a Governmental Authority of any country, including, without limitation, all income, profits, revenues, gross revenues, franchise, services, receipts, capital, sales, use, royalties, withholding, alternative minimum, ad valorem, inventory, payroll, employment, welfare, social security (including, among others, the Fundo de Garantia por Tempo de Serviço, Instituto Nacional do Seguro Social - INSS, Instituto Mexicano del Seguro Social - IMSS, social security contributions and any other taxes levied on payroll), unemployment, pension, duties, customs duties, contributions on import transactions, turnover, value added, property, transfer, donation, severance, excise financial transactions, insurance, credit, currency exchange, security transactions, gold transactions, bank account deposits and/or withdrawals and other similar taxes and governmental charges, including related

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interest, penalties, surcharge, fines, additions to tax and expenses or cost payable in connection with any taxation levied by any jurisdiction, federal, state and local as well as any contractual or other liability for the payment of any amount of a type described above.
“Third-Party Claim” has the meaning defined in Section 6.2.2(i).
“Third-Party Claim Notice” has the meaning defined in Section 6.2.2(i).
“Third-Party’s Consents” means the consent of any third party.
“Transaction” has the meaning defined in Whereas (B).
“Transaction Documents” means this Agreement, the Supply Agreement, the Transition Services Agreement and their related exhibits, and any other document mentioned in this Agreement or which relates to the Transaction.
“Transactional Taxes” has the meaning defined in Section 2.6.
“VDBN” means VDBN Representacoes Comerciais Ltda, a company organized and existing under the Laws of Brazil, with head office in the City of Guaiba, State of Rio Grande do Sul, at Santa Maria Street, Zip Code 92714-350, enrolled with the CNPJ/MF under No. 31.206.292/0001-47.

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Exhibit 1.1(A)
Purchased Net Asset
Exhibit 4.2.10(i)
Financial Statements of December 31, 2023 and
Balance Sheet of January 31, 2024, of the Company
Exhibit 4.5(iii)
List of Relevant Liabilities and Payments
Exhibit 4.7.1
List of Material Contracts
Exhibit 4.8
Sales Representative Agreements List
Exhibit 4.10
Powers of Attorney List
Exhibit 4.12
Related Party Contracts
Exhibit 4.13.1
Intellectual Property List
Exhibit 4.15.1
Real Estate List
Exhibit 4.16.1
Insurance Policies List
Exhibit 4.18.1
List of labor contingencies
Exhibit 4.20.1
List of claims
Exhibit 4.24
Licenses List
Exhibit 4.27
List of tax contingencies
Exhibit 4.27(ix)
Not Provisioned Tax Contingencies
Exhibit 7.1
Supervening Assets
Exhibit 10.1.1
List of Products – Non-Compete

[EXHIBITS 1.1(A) - 10.1.1 OMITTED]